Exhibit 99.1

Company Contact:

Investor Relations Contact:

Robert Lewis, CFO

Kirsten Chapman

iMergent, Inc.

Lippert/Heilshorn & Associates

801.431.4695

415.433.3777

investor_relations@imergentinc.com

kchapman@lhai.com

 iMergent Appoints Law and Tax Planning Veteran

David Williams to its Board

OREM, Utah, May 8, 2008 - iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce software for small businesses and entrepreneurs, appointed David R. Williams, JD and CPA, 53, to its board of directors.

Don Danks, iMergent chief executive officer, said, “We are very excited to welcome David to our board. His expertise in legal and accounting practices will provide counsel to the management team and assist iMergent to continue executing its strategies.”

Since 2004, Williams has served as the chairman and chief executive officer at Equity Management Group, which provides asset management, tax consulting and financing for EMG-Lakewater LLC. From 1996 to 2004, Williams acted as an independent consultant in taxation, real estate transactions and venture capital. During a nine year tenure at Wilshire Equities Corp., he served as chief financial officer and tax counsel from 1987 to 1990 and as president from 1990 to 1996. From 1980 to 1987, Williams rose from a junior to director position at Arthur Young & Co.

Williams is a certified public accountant in California and Nevada and holds a J.D. in law and taxation from the McGeorge Law School at University of the Pacific.  He graduated from Stanford University with a masters of science in Engineering Finance and a bachelor of science in biological science with honors.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers site development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.